Exhibit 10.1
SETTLEMENT AGREEMENT
     This Settlement Agreement (this “Agreement”) is made and is effective as of the 1st day of June, 2008 (the “Effective Date”), by and among:
     The Board of Trustees of the University of Alabama on behalf of one of its Divisions, the University of Alabama at Birmingham, a body corporate and state agency organized and existing under the laws of the State of Alabama with its principal place of business at 1530 Third Avenue South, AB 1070, Birmingham, Alabama 35294-0110 (“UAB”);
     The UAB Research Foundation, a 501(c) not-for-profit charitable foundation organized and existing under the laws of the State of Alabama with its principal place of business at 1530 Third Avenue South, AB 770, Birmingham, Alabama 35294 and an organization affiliated with UAB (“UABRF”);
     Emory University, a nonprofit Georgia corporation with offices located at 1599 Clifton Road, NE, 4th Floor, Atlanta, Georgia 30322 (“Emory”);
     Idenix Pharmaceuticals, Inc. (formerly known as Novirio Pharmaceuticals, Inc.), a for profit corporation organized and existing under the laws of the State of Delaware with its principal place of business at 60 Hampshire Street, Cambridge, Massachusetts 02139 ( “Idenix”);
     Jean-Pierre Sommadossi, Ph.D., an individual who resides in the State of Massachusetts (“Sommadossi”);
     Université Montpellier II, a French government/municipal establishment with principal offices at 2 Place Eugène Bataillon, 34095 Montpellier, Cedex 5, France, (“Montpellier”); and
     Centre National de la Recherche Scientifique et Technological Public Establishment, with principal offices at 3 Rue Michel-Ange 75794, Paris, Cedex 16, France, (“CNRS”).
     Each of UAB, UABRF, Emory, Idenix, Sommadossi, Montpellier, and CNRS are referred to in this Agreement as a “Party” and collectively, as the “Parties”.
RECITALS
     WHEREAS, UABRF and Idenix are parties to a License Agreement dated June 20, 1998, which was subsequently amended by UABRF and Idenix on June 20, 1998 and July 16, 1999 (the “1998 License Agreement”);
     WHEREAS, pursuant to an Agreement for Commercialization of Anti-Viral Compounds, dated June 3, 1994 between and among UABRF, Emory and CNRS (hereinafter sometimes referred to as the “1994 Inter-Institutional Agreement”), UABRF is the sole and exclusive agent of Emory and CNRS in connection with the rights licensed* pursuant to the 1998 License Agreement;
     WHEREAS, a dispute has arisen between UABRF and Idenix with respect to whether commercial products containing LdT (“LdT” also known as telbivudine) are covered by the 1998 License Agreement (the “License Dispute”);
     WHEREAS, UAB and UABRF have a contractual relationship with former UAB employee Abdesselam Faraj (“Faraj”) in which Faraj has assigned to UABRF his purported inventorship rights in the use of LdT for treating Hepatitis B virus infections (“HBV infections”);
     WHEREAS, on January 7, 2007, UAB and UABRF filed an action in the U.S. District Court Northern District of Alabama file number CV-07 BE-0101-S against Idenix, CNRS (identified therein as Centre National de la Recherche) and Montpellier (the “Lawsuit”) asserting certain federal and Alabama state law claims against the defendants relating to LdT (the “Lawsuit Claims”) (collectively, the License Dispute and the Lawsuit Claims, are referred to in this Agreement as the “Claims”);
     WHEREAS, UAB, UABRF and Emory, on the one hand, and Idenix, Sommadossi, Montpellier and CNRS, on the other, have agreed to settle finally and irrevocably their disputes and differences;
     WHEREAS, Idenix has developed LdT-containing products and has obtained regulatory approval to market such products in the United States and other countries;
     WHEREAS, Novartis Pharma AG (“Novartis”) owns a majority of the outstanding shares of Idenix, and, in consideration of certain royalty obligations and contingent milestone payments to be made to Idenix by Novartis, Idenix has contractually transferred to Novartis the worldwide marketing rights for LdT-containing products;
     WHEREAS, Idenix has confidentially disclosed such royalty and milestone provisions of its agreement with Novartis to representatives of UABRF and Emory; and
     WHEREAS, Idenix, CNRS and Montpellier are co-owners of certain patents that describe and claim compositions and uses of LdT for the treatment of HBV infections, which patents are the subject of the Lawsuit Claims, and each of CNRS and Montpellier have exclusively licensed its rights in those patents to Idenix.

*	There has been a dispute between Emory and Idenix regarding the scope of UAB’s authority to license certain patent rights (the “FDOC Dispute”). The FDOC dispute has been resolved. See Section 5(F) below. The recital to which this footnote is appended shall not be construed as an admission by either Idenix or Emory with respect to the issue identified in Section 5(F).

     NOW, THEREFORE, for good and valuable consideration, including the releases, covenants, representations and promises made in this Agreement, the sufficiency of which is hereby acknowledged by all of the Parties, the Parties to this Agreement agree as follows:
1. Exclusion of LdT from the License Agreement. For purposes of this Agreement and subject to its terms and conditions, LdT is not a Licensed Product or part of Licensed Technology or Intellectual Property Rights, as those terms are defined in the 1998 License Agreement, and no royalty or other payments, except as set forth in this Agreement, are or will be due to any of the Parties as a result of the activities of Idenix or its Affiliates† or licensees with respect to LdT.
2. Payments. In full consideration of the obligations of UAB, UABRF and Emory hereunder, including the releases and covenants referred to in Section 5 below, Idenix agrees as set forth below:
A.	Within five (5) days of the execution of this Agreement by all of the Parties, Idenix shall pay to UABRF in immediately available funds the sum of Four Million and No/100 Dollars ($4,000,000). UABRF shall have the option to have such amount paid to it directly by wire transfer and in such event shall promptly provide wiring information to Idenix.

B.	Subject to the minimum payment obligations set forth in Section 2.C and subject to the provisions of Section 2.D and 2.G, Idenix shall pay UABRF twenty percent (20%) of the royalty payments (but not the milestone payments), including any late fees received by Idenix from Novartis relating to royalty payments, received from Novartis for worldwide sales of products containing LdT. Payments by Idenix to UABRF shall be made within thirty (30) days of Idenix’s receipt of payment from Novartis in each quarter in which Novartis has made royalty payments to Idenix. Idenix will provide prompt notice to UABRF if Novartis fails to make any payment on or before the date such payments are due under the currently existing agreements between Idenix and Novartis. Idenix also agrees to use reasonable commercial efforts to collect any such payments from Novartis. Idenix shall make late payments in accordance with Section 2.J and the due date for such late payments shall be within thirty (30) days of Idenix’s receipt of late payments from Novartis.

†	“Affiliate,” as used in this Agreement, means any corporation, company, partnership, joint venture, firm and/or entity which controls, is controlled by or is under common control with a Party. For purposes of this definition, “control” shall mean (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with power to direct the management and policies of such non-corporate entities.

C.	In the event that the payments that Idenix makes to UABRF pursuant to the preceding Section 2.B do not reach the minimum payment obligations set forth below, then Idenix shall, within thirty (30) days following each of the dates specified, pay UABRF the difference between such payments and the minimum payment amount. Payments made pursuant to the preceding Section 2.B (excluding any amount paid under Section 2.J) shall be fully creditable against such minimums, and in the event that payments during one period exceed the minimum obligation for that period, the excess may be credited against subsequent minimum obligations for later periods:

Period Ending	Minimum Payment
December 30, 2010	$2,000,000
December 30, 2013	$2,000,000
December 30, 2016	$2,000,000
December 30, 2018	$5,000,000
D.	Subject to the provisions of Section 2.G, all payment obligations of Idenix under this Agreement shall end on August 10, 2019, with the exception of obligations that have accrued before that date and remain unpaid on that date.

E.	All payments pursuant to this Section 2 shall be paid to UABRF at the address shown on the first page of this Agreement. All amounts due to be paid to UABRF pursuant to this Agreement shall be made in United States dollars. Any and all amounts received by Idenix or generated in foreign currency shall be converted into United States dollars at the official rate of exchange from such currency to United States dollars at the rate quoted in the Wall Street Journal (United States edition). Such conversion shall occur on a business day no earlier than three (3) business days before payment is made to UABRF.

F.	This Agreement shall apply to all sales of LdT-containing products which are authorized by Idenix or Novartis, regardless of the actual entity that sells the products. Idenix shall pay UABRF in a manner and in an amount that is equivalent to and shall not be lower than the amount that would have been due had the sales been made by Novartis. This obligation includes, but is not limited to, the following:
(i)	In the event that Idenix or an Affiliate other than Novartis sells LdT-containing products, then in lieu of the payments referred to in Section 2.B,

Idenix shall pay UABRF a percentage of its net sales of LdT-containing products equivalent to the payments that UABRF would have received had Novartis made the sales, which payments shall be fully creditable against minimum payment obligations in the same manner as set forth in Section 2.C.
(ii)	In the event that a third party that is not an Affiliate of Idenix or Novartis is authorized by Idenix or Novartis to sell LdT-containing products, then Idenix agrees that the payments to UABRF pursuant to Section 2 shall be the same as they would have been had the sales been made by Novartis instead of by the authorized third party. Notwithstanding the foregoing, it is understood and agreed that, if Idenix or Novartis have LdT-containing products made by a contract manufacturer, the payments shall be based on the sales that Idenix or Novartis makes to their customers, and not on the contract manufacturer’s sales to them.

(iii)	In the event that Novartis and Idenix alter their agreements or relationship with each other in a way that affects their obligations to each other with respect to LdT-containing products, then the payments due to UABRF shall be equal to the amount that would have been payable before the alteration of the Novartis and Idenix agreements or relationship.

(iv)	For purposes of this Section 2.F, net sales shall mean gross sales of LdT-containing products by Idenix or its Affiliates or sublicensees to independent third parties, less the following items that do not exceed reasonable and customary amounts in the country in which such sale occurred: (i) trade, cash and quantity discounts actually allowed and taken; (ii) excises, sales taxes or other taxes imposed upon and paid with respect to such sales (excluding national, state or local taxes based on income); (iii) freight, insurance and other transportation charges incurred in shipping such product to third parties; (iv) amounts repaid or credited by reason of rejections, defects, recalls or returns or because of retroactive price reductions; and (v) rebates paid pursuant to government regulations.
G.	Termination of Idenix’s Payment Obligations
(i)	Termination Upon Withdrawal Of LdT Products From All Markets
a. Voluntary Withdrawal — In the event that LdT-containing products are withdrawn from all markets based on reasonable concerns about the safety of the products or because of a substantial limitation (short of cancellation)

of market approval by a regulatory authority in a Major Market and are no longer available for purchase from Idenix, Novartis or any licensee, Affiliate or designee of Idenix or Novartis in any market worldwide, then, notwithstanding other provisions of this Agreement, but subject to Section 2.G.(i)d below, the future payment obligations under Section 2.C following such withdrawal shall terminate except that a pro-rata portion of the next scheduled Minimum Payment shall be paid to UABRF pursuant to the calculations set forth in Section 2.G.(ii) below.
b. Withdrawal Based on Cancellation of Regulatory Approval — In the event of cancellation of marketing approval of LdT-containing products by a regulatory authority in a Major Market, Idenix‡ shall have the right to withdraw such products from all markets and, if it does so and such products are no longer available for purchase from Idenix, Novartis or any licensee, Affiliate or designee of Idenix or Novartis in any market worldwide, then, notwithstanding other provisions of this Agreement, the future payment obligations under Section 2.C following such withdrawal shall terminate except that a pro-rata portion of the next scheduled Minimum Payment shall be paid to UABRF pursuant to the calculations set forth in Section 2.G.(ii) below.
c. As used in this Agreement, “Major Market” means China, South Korea, Japan, the U,S.A, and the following countries belonging to the European Union: France, Germany, Italy, Spain and the United Kingdom.
d. In the event that Idenix voluntarily withdraws LdT-containing products from all markets pursuant to Section 2.G.(i)a above, and UABRF disputes such withdrawal, then the Parties shall submit the dispute to a panel of three independent medical/regulatory experts for resolution. Idenix shall appoint one of such experts, UABRF shall appoint one of such experts, and the two Party-appointed experts shall appoint the third expert, who shall serve as the chair. The panel shall review written information provided by the Parties and shall render its decision within thirty (30) days of receipt of such information. The decision of the panel shall be binding. The question for the panel shall be whether the decision to withdraw the product from all markets was reasonable based on the safety concerns or the substantial limitation of market approval by a regulatory authority in a Major Market.

‡	When reference is made in Section 2.G.(i) to Idenix’s withdrawal of product, it is understood to include withdrawal by Novartis (to which Idenix has granted commercialization rights) and licensees, Affiliates and designees of Idenix or Novartis.

In the event that the panel determines that the withdrawal of the product was not reasonably based on safety concerns or the substantial limitation of market approval by a regulatory authority in a Major Market, then Idenix’s minimum payment obligations shall continue, but in no event shall Idenix, Novartis or any licensee, Affiliate or designee of Idenix or Novartis be required to sell such product.
(ii)	Within thirty (30) days of the withdrawal of LdT-containing products from the market, Idenix shall pay UABRF the pro-rata portion of the next Minimum Payment due after such withdrawal, calculated according to the following formula:.
Payment Due = (M X A/B) — (TP — TM)
Wherein “M” represents the amount of the next scheduled Minimum Payment following product withdrawal;
“A” represents the number of days from and including the Effective Date date up to, but not including, the date of product withdrawal;
“B” represents the total number of days from and including the Effective Date up to, but not including, the date of the next scheduled Minimum Payment;
“TP” represents the total amount of payments made by Idenix to UABRF prior to the date of product withdrawal; and
“TM” represents the total minimum payment obligation under Section 2.C up to the date of product withdrawal, provided, however, that if the above formula yields a negative number, then the Payment Due shall be zero.
By way of illustration only, if product withdrawal occurs on December 30, 2014 and Idenix has made total payments of $4,500,000 to UABRF at that time, the remaining Payment Due would be
Payment Due = ($2,000,000 X (2403/3134)) — ($4,500,000 — $4,000,000)
  = $1,037,102.47
H.	Idenix shall keep books and records sufficient to verify the accuracy and completeness of the reports and payments made to UABRF pursuant to Section 2 of this Agreement. Such reports shall indicate the royalty payments and late fees received by Idenix from Novartis during the applicable reporting period and the amount due UABRF. Idenix’s books and records shall be kept for a period of not less than six (6) years after they are created. UABRF shall have the right, not more than once in any twelve (12) month period, to have Idenix’s books and records audited by a qualified, independent accounting firm of its choosing, and reasonably acceptable to Idenix, under appropriate confidentiality provisions, to ascertain the accuracy of the reports and payments under this Agreement and compliance by Idenix with its obligations pursuant to this Agreement. It is understood that UABRF’s independent accounting firm may have access to the reports that Novartis submits to Idenix, but that this Section H does not entitle UABRF’s accounting firm to have access to the books and records of Novartis. Such audit shall be conducted on ten (10) days advance notice during normal business hours and in a manner that does not interfere unreasonably with Idenix’ business. Such independent accounting firm shall disclose to UABRF only the accuracy of the reports provided by Idenix and shall not report the information contained in the reports submitted by Novartis to Idenix; provided that if Idenix rejects the auditor’s final analysis or conclusion in whole or in part, then UABRF shall, after agreeing to confidentiality conditions comparable to those applicable to the auditor, be permitted the right to inspect, the documents that are relevant to understanding the dispute between Idenix and the auditor. If Idenix has underpaid or underreported any amount due under this Agreement by more than five percent (5%), Idenix shall promptly pay to UABRF the amount so underpaid or underreported and shall also reimburse UABRF its full costs and expenses incurred with respect to the audit.
I.	It is understood that UABRF shall receive the payments from Idenix under this Agreement on behalf of itself, UAB and Emory and Faraj and that Idenix shall have no liability or responsibility to any of those entities in the event of a dispute concerning the allocation of payments.
J.	Late Payments. Idenix shall pay interest to the UABRF on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of one percent (1%) per month or the highest rate permitted by applicable Law, compounded monthly, calculated on the number of days such payments are paid, provided, however, that if the payment or its amount is subject to a good-faith dispute, then such dispute shall be resolved in accordance with Section 19 below, and this paragraph shall not apply, unless the arbitration panel determines that there was no good-faith basis for the failure to make the payment in a timely way.

3. Sommadossi’s Rights. Idenix and Sommadossi agree and acknowledge that Sommadossi has no rights to any consideration or payments received by UABRF pursuant to this Agreement.
4. Dismissal of Lawsuit. Upon execution of this Agreement by the Parties and execution and delivery of the releases and covenants not to sue referred to in Section 5 below, and receipt by UABRF of the payment required in Section 2.A above, UAB and UABRF agree to file within seven (7) days a Dismissal with prejudice of all of the Lawsuit Claims. To the extent that the consents of Idenix, CNRS or Montpellier are required with respect to such Dismissal, they shall provide it.
5. Releases, Covenants Not to Sue and Acknowledgement. Upon execution of this Agreement, the Parties shall simultaneously deliver the following fully executed releases and covenants not to sue to the other designated Parties:
A.	UAB, UABRF and Emory will execute and deliver to Idenix, CNRS and Montpellier the release and covenant not to sue in the form set forth in attached Exhibit A (the “UAB/UABRF/Emory Release and Covenant”);

B.	UAB and UABRF will deliver to Idenix, CNRS and Montpellier the release and covenant not to sue executed by Faraj in the form set forth in attached Exhibit B (the “Faraj Release and Covenant”);

C.	Idenix and Sommadossi will execute and deliver to UAB, UABRF and Emory the release and covenant not to sue in the form set forth in attached Exhibit C (the “Idenix/Sommadossi Release and Covenant”);

D.	CNRS and Montpellier shall execute and deliver to UAB, UABRF and Emory the release and covenant not to sue in the form set forth in attached Exhibit D (the “CNRS/Montpellier Release and Covenant”);

E.	Idenix, CNRS and Montpellier shall execute and deliver to Faraj the release and covenant not to sue in the form set forth in attached Exhibit E (the “Idenix/CNRS/Montpellier Release and Covenant”);

F.	Acknowledgment Concerning FDOC; Emory Acknowledgement concerning 1998 License Agreement. Idenix acknowledges and agrees that it has no right or proprietary interest under the 1998 License Agreement in or to the compound FDOC, including L-FDOC or D-FDOC or their salts, esters, prodrugs, racemic mixtures, stereoisomers, enantiomerically enriched mixtures and purified enantiomers, and specifically including (+)-ß-D-FDOC and prodrugs and nucleotide prodrugs and stabilized nucleotide prodrugs of (+)-ß-D-FDOC as disclosed in US 6,525,033 and

PCT/US96/10026 and including any methods involving use of FDOC. To the extent that the 1998 License Agreement may arguably be interpreted to include rights in FDOC, Idenix confirms and acknowledges that any such interpretation is inaccurate and agrees not to urge or advocate any such interpretation. Subject to the preceding language concerning FDOC and the aforementioned related compounds, Emory acknowledges and agrees that any other patent rights or other proprietary subject matter owned or controlled by Emory that was identified as licensed to Idenix by the terms of the 1998 License Agreement was, in fact, validly and effectively licensed to Idenix pursuant to the terms of the 1998 License Agreement, and Emory agrees not to urge or advocate any contrary interpretation of the 1998 License Agreement or the 1994 Inter-Institutional Agreement between Emory and UABRF.
6. Unauthorized Sales. Idenix or its Affiliates (including Novartis) shall take legally and commercially reasonable steps to prevent the unauthorized manufacture or sale of LdT-containing products that infringe one or more of the five patents involved in the Lawsuit or a foreign counterpart thereof when such manufacture and sale substantially compete with sales by Idenix or Novartis or an Affiliate or licensee of Idenix or Novartis in a Major Market. Should UAB, UABRF or Emory become aware of such unauthorized manufacture or sale, then such Party shall promptly notify Idenix and provide all relevant facts concerning such infringement known to it. In the event that Idenix recovers damages for past infringement or receives payment in settlement of such dispute, then, after deducting the reasonable costs of litigation and settlement negotiations, Idenix shall pay to UABRF the lesser of one-half of the net payment received or a portion of the net payment received equivalent to the payment that UABRF would have received pursuant to Section 2.B above, had the unauthorized manufacturer or seller been an authorized manufacturer or seller. Idenix shall have sole control over any such litigation and settlement and shall have the sole discretion to settle any dispute, except that it cannot settle any dispute that admits fault or liability by UAB, UABRF or Emory or which requires the payment of money by UAB, UABRF or Emory without their consent.
7. No Admission. Neither this Agreement nor any of the terms of this Agreement shall constitute or be construed as evidence of any admission by any of the Parties of the validity of any of the claims of any other Party. Each Party expressly denies any liability or fault. Except for purposes of enforcing this Agreement or asserting any claim for the breach of any promise, obligation, or representation made or undertaken in this Agreement, neither this Agreement nor any of their respective terms shall be offered in evidence in any action or proceeding, or be utilized in any manner whatsoever, as an admission or concession of liability or wrongdoing of any kind or nature on the part of any of the Parties.

8. Ownership of Claims. Each Party represents and certifies that no claims it has, may have, or may have had which are within the scope of the releases and covenants provided for in Section 5 and in attached Exhibits A, B, C, D, and E of this Agreement have been sold, transferred, or assigned to any other person or entity.
9. No Statements Made. None of the Parties has made any statement, representation, warranty or certification to the other Parties, other than those made expressly in this Agreement to induce the other Parties to execute this Agreement or their respective releases and covenants.
10. Correction of Inventorship. In the event that a court or administrative agency of competent jurisdiction determines that Faraj is an inventor of subject matter claimed in any of the five patents at issue in the Lawsuit or any foreign counterpart of such patent, or any continuation, continuation-in-part, divisional or reissue of such patent, then Idenix shall have a royalty-free, irrevocable exclusive license, with right to sublicense, rights that UAB and UABRF shall have in such patents, and UAB and UABRF shall execute such documents and otherwise cooperate with Idenix, and shall use its best reasonable efforts to secure Faraj’s cooperation, in an expeditious manner to correct inventorship.
11. Abandonment of UAB Continuation Application. Within ten (10) days following execution of this Agreement, UAB and UABRF shall expressly abandon U.S. Patent Application No. 11/180,964, filed July 12, 2005, which published as U.S. Patent Application Publication US 2005/0277616 A1 and any related patent application that purports to claim compositions or methods for treating HBV infections with LdT or with a subgenus of compounds that includes LdT, and UAB and UABRF agree not to submit such claims or substantially similar claims in any other application.
12. Full Understanding. The Parties acknowledge that they have discussed this Agreement with their respective attorneys and that they understand and agree to be bound by its terms.
13. Authority. Each Party represents that it has full authority and/or has been duly authorized to execute this Agreement and the releases and covenants referred to in this Agreement.
14. Entire Agreement. This Agreement (including all Exhibits attached hereto) contains the entire understanding among the Parties concerning the Claims and it supersedes any and all prior agreements, statements, representations, or negotiations of the Parties (and of their employees, attorneys, or other representatives) with respect to the Claims.

15. Amendment. This Agreement may not be changed, modified, or altered except by an agreement in writing signed by the Parties to such change, modification, or alteration.
16. Assignment. This Agreement and the rights and obligations hereunder may not be assigned to any other person or entity without the prior written approval of the other Parties; provided, however, that Idenix may assign its rights and obligations under this Agreement to a successor to substantially the entire business of Idenix to which this Agreement pertains.
17. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and, as applicable, their respective successors and permitted assigns.
18. Governing Law. This Agreement shall be construed and interpreted in accordance with, and subject to, the laws of the State of Alabama, without regard to its conflicts of law rules.
19. Dispute Resolution. Except as otherwise set forth in Section 2.G.(i)d, the Parties agree that any dispute or conflict arising out of or relating to this Agreement or to a breach thereof, including its interpretation, performance or termination, shall be resolved pursuant to the provisions of this Section. The Parties shall first try to settle such dispute or conflict amicably between themselves. In the event that the dispute or conflict is not resolved within sixty (60) days after one Party notifies one or more other Parties in writing concerning a dispute or conflict, then the dispute or conflict shall be referred to an executive officer of each Party involved for resolving by negotiation in good faith as soon as practicable but no later than sixty (60) days after its referral. In the event the Parties are still unable to resolve the dispute or conflict by negotiation, the dispute or conflict may then be submitted by a Party to a mediator, mutually agreed to by the affected Parties, for nonbinding mediation. The Parties shall cooperate with the mediator in an effort to resolve such dispute. If the dispute is not resolved pursuant to the above described procedures, then the dispute shall be resolved in a binding arbitration which may only be initiated sixty (60) days after its submission to the mediator. The arbitration shall be conducted by three (3) arbitrators, one to be appointed by the Party or Parties initiating the arbitration, one to be appointed by the Party or Parties against which arbitration is initiated, and the third to be appointed by the other two arbitrators. The arbitration shall be conducted in accordance with the commercial rules of the American Arbitration Association then in effect, which shall administer the arbitration. The arbitration, including the rendering of the award, shall take place in Raleigh, North Carolina, and shall be the exclusive forum for resolving such dispute. The decision of the arbitrators shall be final and binding upon the affected Parties. The costs of the arbitration (but not either side’s attorneys’ fees or other expenses) shall be equally divided between, on the one hand, the Party or Parties initiating arbitration, and, on the other hand, the Party or Parties against which arbitration is initiated.
20. Notices. Any notice, request, approval or consent required to be given under this Agreement will be sufficiently given if in writing and delivered to a Party in person, by recognized overnight courier or mailed in the postal service operating in the jurisdiction in which such Party is located or resides, postage prepaid to the address appearing on page one of this Agreement, or at such other address as each Party so designates in accordance with these criteria. Notice shall be deemed effective upon receipt if delivered in person or by overnight courier or five (5) business days after mailing with the applicable postal service.
21. Waiver. No waiver of a provision, breach or default shall apply to any other provision or subsequent breach or default or be deemed continuous.
22. Force Majeure. No Party shall be responsible for delays resulting from causes beyond the reasonable control of such Party, including, without limitation, fire, explosion, flood, war, strikes and riots, provided that such non performing Party uses commercially reasonable efforts to avoid or remove such causes of non performance and promptly continues performance under this Agreement whenever such causes are removed.
23. Interpretation; Headings; Severability. This Agreement is the result of negotiations and shall not be construed more strictly against one Party than any other Party. The captions or headings in this Agreement are solely for descriptive purposes and do not alter, modify, add to, or subtract from the substantive provisions of this Agreement. If any provision of this Agreement is found to be unlawful or unenforceable, such provision shall be deemed severed from the Agreement and in no way affect the validity or enforceability of the remaining provisions of this Agreement.
24. Confidentiality. This Agreement and its terms shall be confidential and shall not be publicly disclosed without the express written consent of the other Parties. Notwithstanding the foregoing, a Party may disclose such terms as, in the opinion of counsel, are reasonably required by U.S. or foreign laws or regulations or as may be required by an order of a court or governmental agency, in which case, the Party that is required to make such disclosure shall promptly inform the other Parties and shall take steps to protect the confidentiality of the disclosure to the extent reasonably possible. A Party may disclose this Agreement or its terms to a potential investor, successor or assignee, provided that such investor, successor or assignee agrees in writing to preserve the confidentiality of such information. One or more Parties may issue a press release disclosing the fact that the disputes have been settled, provided that the terms of settlement are not disclosed. To the extent any information becomes public without a breach of any legal obligation, it may be freely used by any party.
25. Counterparts; Signatures. This Agreement may be executed in counterparts, and all such counterparts together shall constitute the entire agreement of the Parties, and a facsimile or PDF signature shall have the same force and effect as an original.
[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

UAB: The Board of Trustees of the University of Alabama for the University of Alabama at Birmingham
By:	/s/ Richard Margison
	Name:	Richard Margison
	Its:	Vice President for Financing Affairs and Admin.

UABRF: The UAB Research Foundation
By:	/s/ David Winwood
	Name:	David Winwood
	Its:	Chief Executive Officer

EMORY: Emory University
By:	/s/
Name:
Its:

IDENIX: Idenix Pharmaceuticals, Inc.
By:	/s/ John F. Weidenbruch
	Name:	John F. Weidenbruch
	Its:	Executive Vice President and General Counsel

SOMMADOSSI:
By:	/s/ Jean-Pierre Sommadossi
Jean Pierre Sommadossi, Ph. D.

MONTPELLIER: Universite Montpellier II
By:	/s/ Daniela Herin
	Name:	Daniela Herin
	Its:	La Présidente

CNRS: Centre National de la Recherche Scientifique et Technological Public Establishment
By:	/s/ Arnold Migus
	Name:	Arnold Migus
	Its:	Le Directeur général

EXHIBIT A
UAB/UABRF/EMORY RELEASE AND COVENANT
     This Release and Covenant Not to Sue (this “Release and Covenant”) is made and delivered pursuant to the Settlement Agreement dated the 30th day of July, 2008 by and among The Board of Trustees of the University of Alabama on behalf of one of its Divisions, the University of Alabama at Birmingham (“UAB”), The UAB Research Foundation (“UABRF”), Emory University (“Emory”), Idenix Pharmaceuticals, Inc. (formerly known as Novirio Pharmaceuticals, Inc.) (“Idenix”), Jean-Pierre Sommadossi, Ph.D., (“Sommadossi”), Université Montpellier II (“Montpellier”) and Centre National de la Recherche Scientifique et Technological Public Establishment (“CNRS”) and is effective as of the Effective Date of the Settlement Agreement.
     This Release and Covenant is made in connection with, and in consideration for, at the least, the rights, benefits and/or duties contained in the Settlement Agreement and/or Exhibits attached thereto.
     1. Release
     Each of UAB, UABRF and Emory, and their agents, Affiliates (as defined in the 1998 Agreement), heirs, officers, employees, directors, successors and assigns irrevocably release, remise, acquit and forever discharge: (i) Sommadossi, his representatives and heirs (collectively, “Sommadossi Releasees”), (ii) Idenix, its subsidiaries and all of its and their predecessors-in-interest and successors-in-interest, and Idenix’s affiliates and each of Idenix’s and Idenix’s affiliates’ past and present shareholders, officers, directors, employees, representatives, agents, successors and permitted assigns (collectively, “Idenix Releasees”), (iii) CNRS and CNRS’s affiliates and each of CNRS’s and CNRS’s affiliates’ past and present shareholders, trustees, officers, directors, employees, representatives, agents, successors and permitted assigns (collectively, “CNRS Releasees”); and (iv) Montpellier and Montpellier’s affiliates and each of Montpellier’s and Montpellier’s affiliates’ past and present shareholders, trustees, officers, directors, employees, representatives, agents, successors and permitted assigns (collectively, “Montpellier Releasees”), from any and all claims, demands, actions, causes of action, losses and expenses (including attorneys’ fees and costs) of whatever kind or nature, legal or equitable, existing or contingent, whether known or unknown, and whether asserted or unasserted, that arise from, relate to or are based upon any act, event, or occurrence preceding the Effective Date of the Settlement Agreement relating to or arising out of the 1998 License Agreement or the Lawsuit (as those terms are defined in the Settlement Agreement) and all other claims or potential claims that each of UAB, UABRF and/or Emory knew or could have known about upon reasonable investigation prior to the Effective Date of the Settlement Agreement. All of the claims released above are referred to as the “Released Claims”.
     2. Covenant-not-to-sue
     Except as and only to the extent required by law or by order of a court or administrative agency of competent jurisdiction, each of UAB, UABRF and Emory covenant not to, directly or indirectly, file, commence, support, assist, aid, undertake or maintain any action, including an action commencing arbitration, against any of Sommadossi Releasees, Idenix Releasees, CNRS Releasees, or Montpellier Releasees on any claims or causes of action (including, but not limited to, actions challenging the validity, enforceability or inventorship of the five patents involved in the Lawsuit or any continuation, divisional, reissue or foreign counterpart thereof ) relating to or arising from the Released Claims, provided that, in the event Idenix brings an infringement action against UAB, UABRF or Emory or their licensees for infringement of any of the five patents based on any activity other than the use of LdT to treat Hepatitis B, then UAB, UABRF or Emory shall be free to assert all defenses (except challenges to inventorship, which are expressly barred by this settlement), and to directly or indirectly support, assist and aid such licensees in the assertion of such defenses, provided further that Idenix’s acknowledgement of UAB’s, UABRF’s and Emory’s right to assert such defenses shall not constitute a waiver by Idenix of any defense, rebuttal or response to such defense.
     UAB, UABRF and Emory further covenant not to, directly or indirectly, file, commence, support, assist, aid, undertake or maintain any action, including an action commencing arbitration, against any of Sommadossi Releasees, Idenix Releasees, CNRS Releasees, or Montpellier Releasees to recover any payment or other relief under the 1998 License Agreement based on the manufacture, use, sale, offer for sale or importation of LdT-containing products by the Idenix Releasees, their licensees or customers, except to the extent that such LdT-containing product contains at least one other active pharmaceutical ingredient that is a Licensed Product, as that term is defined in the 1998 License Agreement.
     3. Ownership of Claims
     Each of UAB, UABRF and Emory represent and certify that as of the Effective Date of the Settlement Agreement no claims any of them has, may have, or may have had which is within the scope of this Release and Covenant have been sold, transferred, or assigned to any other person or entity.
     4. Successors in Interest
     This covenant shall be binding upon any successors in interest to the entities executing this Release and Covenant.

     IN WITNESS WHEREOF, each of UAB, UABRF and Emory have duly executed this Release and Covenant by its duly authorized representative.

UAB:			UABRF:
The Board of Trustees of the University of Alabama for the University of Alabama at Birmingham			The UAB Research Foundation
By:	/s/ Richard Margison		By:	/s/ David Winwood
	Name:	Richard Margison		Name:	David Winwood
	Its:	Vice President for Financial Affairs and Admin.		Its:	Chief Executive Officer

EMORY: Emory University
By:	/s/
Name:
Its:

EXHIBIT B
FARAJ RELEASE AND COVENANT
     This Release and Covenant Not to Sue (this “Release and Covenant”) is made and delivered pursuant to the Settlement Agreement dated the 30th day of July, 2008 by and among The Board of Trustees of the University of Alabama on behalf of one of its Divisions, the University of Alabama at Birmingham (“UAB”), The UAB Research Foundation (“UABRF”), Emory University (“Emory”), Idenix Pharmaceuticals, Inc. (formerly known as Novirio Pharmaceuticals, Inc.) (“Idenix”), Jean-Pierre Sommadossi, Ph.D., (“Sommadossi”), Université Montpellier II (“Montpellier”) and Centre National de la Recherche Scientifique et Technological Public Establishment (“CNRS”) and is effective as of the Effective Date of the Settlement Agreement.
     This Release and Covenant is made by Abdesselam Faraj, Ph.D., an individual who resides in France (“Faraj”), in connection with, and in consideration for, at the least, proceeds agreed to be provided to him by UABRF and other benefits that he shall receive as a result of the Settlement Agreement, the sufficiency of which is hereby acknowledged.
     1. Release
     Faraj, and his agents, heirs, and assigns irrevocably releases, remises, acquits and forever discharges: (i) Sommadossi, his representatives and heirs (collectively, “Sommadossi Releasees”), (ii) Idenix, its subsidiaries and all of its and their predecessors-in-interest and successors-in-interest, and Idenix’s affiliates and each of Idenix’s and Idenix’s affiliates’ past and present shareholders, officers, directors, employees, representatives, agents, successors and permitted assigns (collectively, “Idenix Releasees”), (iii) CNRS and CNRS’s affiliates and each of CNRS’s and CNRS’s affiliates’ past and present shareholders, trustees, officers, directors, employees, representatives, agents, successors and permitted assigns (collectively, “CNRS Releasees”); and (iv) Montpellier and Montpellier’s affiliates and each of Montpellier’s and Montpellier’s affiliates’ past and present shareholders, trustees, officers, directors, employees, representatives, agents, successors and permitted assigns (collectively, “Montpellier Releasees”), from any and all claims, demands, actions, causes of action, losses and expenses (including attorneys’ fees and costs) of whatever kind or nature, legal or equitable, existing or contingent, whether known or unknown, and whether asserted or unasserted, that arise from, relate to or are based upon any act, event, or occurrence preceding the Effective Date of the Settlement Agreement relating to or arising out of the Lawsuit (as defined in the Settlement Agreement) and all other claims or potential claims that Faraj knew or could have known about upon reasonable investigation prior to the Effective Date of the Settlement Agreement. All of the claims released above are referred to as the “Released Claims”.

     2. Covenant-not-to-sue
     Except as and only to the extent required by law or by order of a court or administrative agency of competent jurisdiction, Faraj covenants not to, directly or indirectly, file, commence, support, assist, aid, undertake or maintain any action against any of Sommadossi Releasees, Idenix Releasees, CNRS Releasees, or Montpellier Releasees on any claims or causes of action relating to or arising from the Released Claims, including, but not limited to, actions challenging the validity, enforceability or inventorship of the five patents involved in the Lawsuit or any continuation, continuation-in-part, divisional, reissue or foreign counterpart thereof.
     3. Ownership of Claims
     Faraj represents and certifies that as of the Effective Date of the Settlement Agreement no claim he has, may have, or may have had which is within the scope of this Release and Covenant have been sold, transferred, or assigned to any other person or entity except that it is understood and acknowledged that Faraj previously assigned to UAB whatever rights he may have had as an inventor of the patents involved in the lawsuit
     IN WITNESS WHEREOF, Faraj has duly executed this Release and Covenant.

FARAJ:
By:	/s/ Abdesslem Faraj
Abdesslem Faraj, Ph.D.

EXHIBIT C
IDENIX/SOMMADOSSI RELEASE AND COVENANT
     This Release and Covenant Not to Sue (this “Release and Covenant”) is made and delivered pursuant to the Settlement Agreement dated the 30th day of July, 2008 by and among The Board of Trustees of the University of Alabama on behalf of one of its Divisions, the University of Alabama at Birmingham (“UAB”), The UAB Research Foundation (“UABRF”), Emory University (“Emory”), Idenix Pharmaceuticals, Inc. (formerly known as Novirio Pharmaceuticals, Inc.) (“Idenix”), Jean-Pierre Sommadossi, Ph.D., (“Sommadossi”), Université Montpellier II (“Montpellier”) and Centre National de la Recherche Scientifique et Technological Public Establishment (“CNRS”) and is effective as of the Effective Date of the Settlement Agreement.
     This Release and Covenant is made by Idenix and Sommadossi in connection with, and in consideration for, at the least, the rights, benefits and/or duties contained in the Settlement Agreement and/or Exhibits attached thereto.
     1. Release
     Each of Idenix and Sommadossi, and their agents, Affiliates (as defined in the 1998 Agreement), heirs, officers, employees, directors, successors and assignsirrevocably release, remise, acquit and forever discharge (i) UAB; (ii) UABRF; (iii) Emory, and (iv) each of UAB’s, UABRF’s and Emory’s respective trustees, principals, shareholders, directors, officers, employees, representatives, agents, successors or permitted assigns (collectively, the “Releasees”), from any and all claims, demands, actions, causes of action, losses and expenses (including attorneys’ fees and costs) of whatever kind or nature, legal or equitable, existing or contingent, whether known or unknown, and whether asserted or unasserted, that arise from, relate to or are based upon any act, event, or occurrence preceding the Effective Date of the Settlement Agreement relating to or arising out of the 1998 License Agreement or the Lawsuit (as defined in the Settlement Agreement) and all other claims or potential claims that each of Idenix and/or Sommadossi knew or could have known about upon reasonable investigation prior to the Effective Date of the Settlement Agreement. All of the claims released above are referred to as the “Released Claims”.
     2. Covenant-not-to-sue
     Except as and only to the extent required by law or by order of a court or administrative agency of competent jurisdiction, each of Idenix and Sommadossi covenant not to, directly or indirectly, file, commence, support, assist, aid, undertake or maintain any action against UAB, UABRF, Emory or any of the Releasees, on any claims or causes of action relating to or arising from the Released Claims, except to enforce their rights under the Settlement Agreement.

     3. Ownership of Claims
     Each of Idenix and Sommadossi represent and certify that as of the Effective Date of the Settlement Agreement no claims it or he has, may have, or may have had which is within the scope of this Release and Covenant have been sold, transferred, or assigned to any other person or entity.
     4. Successors in Interest
     This covenant shall be binding upon any successors in interest to the parties executing this Release and Covenant.
     IN WITNESS WHEREOF, Idenix, by its duly authorized representative, and Sommadossi have duly executed this Release and Covenant.

IDENIX: Idenix Pharmaceuticals, Inc.
By:	/s/ John F. Weidenbruch
	Name:	John F. Weidenbruch
	Its:	Executive Vice President and General counsel

SOMMADOSSI:
By:	/s/ Jean Pierre Sommadossi
Jean Pierre Sommadossi, Ph. D.

EXHIBIT D
CNRS/MONTPELLIER RELEASE AND COVENANT
     This Release and Covenant Not to Sue (this “Release and Covenant”) is made and delivered pursuant to the Settlement Agreement dated the 30th day of July, 2008 by and among The Board of Trustees of the University of Alabama on behalf of one of its Divisions, the University of Alabama at Birmingham (“UAB”), The UAB Research Foundation (“UABRF”), Emory University (“Emory”), Idenix Pharmaceuticals, Inc. (formerly known as Novirio Pharmaceuticals, Inc.) (“Idenix”), Jean-Pierre Sommadossi, Ph.D., (“Sommadossi”), Université Montpellier II (“Montpellier”) and Centre National de la Recherche Scientifique et Technological Public Establishment (“CNRS”) and is effective as of the Effective Date of the Settlement Agreement.
     This Release and Covenant is made by CNRS and Montpellier in connection with, and in consideration for, at the least, the rights, benefits and/or duties contained in the Settlement Agreement and/or Exhibits attached thereto.
     1. Release
     Each of CNRS and Montpellier and their agents, Affiliates (as defined in the 1998 Agreement), heirs, officers, employees, directors, successors and assigns irrevocably release, remise, acquit and forever discharge (i) UAB; (ii) UABRF; (iii) Emory, and (iv) each of UAB’s, UABRF’s and Emory’s respective trustees, principals, shareholders, directors, officers, employees, representatives, agents, successors or permitted assigns (collectively, the “Releasees”), from any and all claims, demands, actions, causes of action, losses and expenses (including attorneys’ fees and costs) of whatever kind or nature, legal or equitable, existing or contingent, whether known or unknown, and whether asserted or unasserted, that arise from, relate to or are based upon any act, event, or occurrence preceding the Effective Date of the Settlement Agreement relating to or arising out of the 1998 License Agreement or the Lawsuit (as defined in the Settlement Agreement) and all other claims or potential claims that each of CNRS and/or Montpellier knew or could have known about upon reasonable investigation prior to the Effective Date of the Settlement Agreement. All of the claims released above are referred to as the “Released Claims”.
     2. Covenant-not-to-sue
     Except as and only to the extent required by law or by order of a court or administrative agency of competent jurisdiction, each of CNRS and Montpellier covenant not to, directly or indirectly, file, commence, support, assist, aid, undertake or maintain any action against UAB, UABRF, Emory or any of the Releasees, on any claims or causes of action relating to or arising from the Released Claims, except to enforce their rights under the Settlement Agreement.

     3. Ownership of Claims
     CNRS and Montpellier represent and certify that as of the Effective Date of the Settlement Agreement no claims they have, may have, or may have had which is within the scope of this Release and Covenant have been sold, transferred, or assigned to any other person or entity.
     4. Successors in Interest
     This covenant shall be binding upon any successors in interest to the entities executing this Release and Covenant.
     IN WITNESS WHEREOF, each of CNRS and Montpellier have duly executed this Release and Covenant by its duly authorized representative.

CNRS: Centre National de la Recherche Scientifique et Technological Public Establishment
By:	/s/ Arnold Migus
	Name:	Arnold Migus
	Its:	Le Directeur général

MONTPELLIER: Université Montpellier II
By:	/s/ Daniela Herin
	Name:	Daniela Herin
	Its:	La Présidente

EXHIBIT E
IDENIX/CNRS/MONTPELLIER/SOMMADOSSI RELEASE AND COVENANT
     This Release and Covenant Not to Sue (this “Release and Covenant”) is made and delivered pursuant to the Settlement Agreement dated the 30th day of July, 2008 by and among The Board of Trustees of the University of Alabama on behalf of one of its Divisions, the University of Alabama at Birmingham (“UAB”), The UAB Research Foundation (“UABRF”), Emory University (“Emory”), Idenix Pharmaceuticals, Inc. (formerly known as Novirio Pharmaceuticals, Inc.) (“Idenix”), Jean-Pierre Sommadossi, Ph.D., (“Sommadossi”), Université Montpellier II (“Montpellier”) and Centre National de la Recherche Scientifique et Technological Public Establishment (“CNRS”) and is effective as of the Effective Date of the Settlement Agreement.
     This Release and Covenant is made by Idenix, CNRS, Montpellier and Sommadossi in connection with, and in consideration for, at the least, the rights, benefits and/or duties contained in the Settlement Agreement and/or Exhibits attached thereto.
     1. Release
     Each of Idenix, CNRS, Montpellier and Sommadossi and their agents, Affiliates (as defined in the 1998 Agreement), heirs, officers, employees, directors, successors and assigns irrevocably release, remise, acquit and forever discharge Dr. Abdesselam Faraj, an individual residing in                      (“Faraj”) from any and all claims, demands, actions, causes of action, losses and expenses (including attorneys’ fees and costs) of whatever kind or nature, legal or equitable, existing or contingent, whether known or unknown, and whether asserted or unasserted, that arise from, relate to or are based upon any act, event, or occurrence preceding the Effective Date of the Settlement Agreement relating to or arising out of the Lawsuit (as defined in the Settlement Agreement) and all other claims or potential claims that each of Idenix, CNRS, Montpellier and/or Sommadossi knew or could have known about upon reasonable investigation prior to the Effective Date of the Settlement Agreement. All of the claims released above are referred to as the “Released Claims”.
     2. Covenant-not-to-sue
     Except as and only to the extent required by law or by order of a court or administrative agency of competent jurisdiction, each of Idenix, CNRS, Montpellier and Sommadossi covenant not to, directly or indirectly, file, commence, support, assist, aid, undertake or maintain any action against Faraj on any claims or causes of action relating to or arising from the Released Claims, except to enforce their rights under the Settlement Agreement.
     3. Ownership of Claims

     Each of Idenix, CNRS, Montpellier and Sommadossi represent and certify that as of the Effective Date of the Settlement Agreement no claims they have, may have, or may have had which is within the scope of this Release and Covenant have been sold, transferred, or assigned to any other person or entity.
     4. Successors in Interest
     This covenant shall be binding upon any successors in interest to the entities executing this Release and Covenant.
     IN WITNESS WHEREOF, Idenix, CNRS and Montpellier by their duly authorized representatives, have duly executed this Release and Covenant.

IDENIX: Idenix Pharmaceuticals, Inc.
By:	/s/ John F. Weidenbruch
	Name:	John F. Weidenbruch
	Its:	Executive Vice President and General Counsel

CNRS: Centre National de la Recherche Scientifique et Technological Public Establishment
By:	/s/ Arnold Migus
	Name:	Arnold Migus
	Its:	Le Directeur général

MONTPELLIER: Université Montpellier II
By:	/s/ Daniela Herin
	Name:	Daniela Herin
	Its:	La Présidente

SOMMADOSSI:
By:	/s/ Jean Pierre Sommadossi
Jean Pierre Sommadossi, Ph. D.